Sub-Item 77I: Terms of New or Amended Securities

Pursuant to the Articles Supplementary for The Hartford Series Fund, Inc. (“Company”), effective February 28, 2008, The Board of Directors of the Company established Class IA and Class IB shares for American Funds Asset Allocation HLS Fund, American Funds Blue Chip Income and Growth HLS Fund, American Funds Bond HLS Fund, American Funds Global Bond HLS Fund, American Funds Global Growth HLS Fund, American Funds Global Growth and Income HLS Fund, American Funds Global Small Capitalization HLS Fund, American Funds Growth HLS Fund, American Funds Growth-Income HLS Fund, American Funds International HLS Fund and American Funds New World HLS Fund (collectively, the "Funds"), each a new series of the Company.  Shares of the Company's Class IA and Class IB common stock have all of the rights, preferences and privileges as set forth in the Company’s charter and as set forth in the Company’s current prospectuses, statements of additional information and multiple class plan.  A description of the Class IA and Class IB shares of the Funds is incorporated by reference to Post-Effective Amendment No. 70 to the Registration Statement as filed with the SEC via EDGAR on April 29, 2008 (Accession No. 0001104659-08-027925).

Pursuant to the Articles Supplementary for Hartford Series Fund, Inc. (“Company”), effective May 30, 2008, The Board of Directors of the Company authorized the increase in the total number of shares of capital stock that the Company has authority to issue, in order to accommodate additional Class IA and Class IB shares to Hartford Money Market HLS Fund, an existing series of the Company.